Exhibit 10.1

201 Third Street, Suite200
San Francisco, CA 94103 www.amplitude.com

May 9, 2022

Thomas Hansen

Dear Thomas,

It is my pleasure to confirm our offer of employment to join Amplitude, Inc. ("Amplitude" or "the Company") working on our mission to help the world build better products. The following represents the key elements of our offer, which is contingent upon the successful completion of a reference check and a background check.

Position:	President

Reports To:	Spenser Skates, Chief Executive Officer

Start Date:	July 8, 2022

Base Salary:	$500,000.00, expressed as an annualized figure, less payroll deductions and all required withholdings. You will be paid semi-monthly, in accordance with Amplitude's payroll practices.

Your position is exempt under the Fair Labor Standards Act and is not eligible for overtime.

Variable Compensation:

You will have the ability to earn a bonus amount of $500,000.00. The details of your variable compensation including On-Target Earnings, Quotas, Accelerators, Bonuses, Payouts and Draws, along with other important information are in the Amplitude, Inc. Variable Compensation Plan, which both you and the Company will sign.

Common Stock:

Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 675,000 shares of the Company's Common Stock. The exercise price will be equal to the fair market value per share on the date of grant, as determined by the Company's Board of Directors. Shares will vest in equal monthly installments over the next 60 months of service. This is only a general description and this option grant shall be subject to the terms and conditions of the Company's 2021 Incentive Award Plan (as amended from time to time, the "Plan") and Stock Option Agreement thereunder.

Subject to the approval of the Company's Board of Directors (or a committee thereof) you will be granted 1,000,000 Restricted Stock Units ("RSUs"). Any RSUs granted to you will be subject to the approval of the Board or applicable committee and will be governed by the terms and conditions of the applicable grant agreement under the Company's 2021 Incentive Award Plan (as amended from time to time, the "Plan"). The RSUs will vest over 20 equal quarterly installments, subject to your continued service with the Company through each such date, or as otherwise described in the Plan or the award agreement issued to you thereunder. Further details on the Plan and any specific RSU grant to you will be provided upon approval of such grant by the Company's Board of Directors (or a committee thereof).

201 Third Street, Suite200
San Francisco, CA 94103 www.amplitude.com

In the event there is a Termination of Service (as defined in the Plan) without Cause (as defined in the Plan) or you leave for Good Reason (as defined below) during the period beginning three months prior to and ending 12 months following the closing of a Change in Control (as defined in the Plan), 100% of your then-unvested RSUs and options shall become fully vested.

Definition of Good Reason. For purposes hereof, "Good Reason" shall mean that you have complied in all material respects with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events, without your prior written consent: (i) a reduction of your Annual Base Salary by more than 10% (except in connection with an across-the-board reduction in the salary of all similarly situated employees); (ii) a material diminution of your authority, duties or responsibilities, provided that a mere change of title alone shall not constitute such a material diminution and that a reduction in your authority, duties and/or responsibilities by virtue of the fact that the Company has become part of a larger organization shall not by itself constitute grounds for a termination for Good Reason as long as you retain substantially the same authority, duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the business of the Company; or (iii) relocation of your principal place of employment by more than 30 miles from your then-current principal place of employment.

Definition of Good Reason Process. For the purposes hereof, "Good Reason Process" shall mean that (A) you have reasonably determined in good faith that a "Good Reason" condition has occurred; (B) you have notified the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first time the you become aware of the occurrence of such condition; (C) you have cooperated in good faith with the Company's efforts, for a period not less than 30 days immediately following the Company's receipt of such notice (the "Cure Period"), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist; and (E) you terminate your employment with the Company within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Benefits:

Amplitude has a comprehensive benefits package for employees, including medical, dental, vision, 401(k), commuter benefits, pre-tax spending accounts, wellness, paid time off and sick leave programs available for you to participate in subject to the Company's and the plans' eligibility requirements as described in benefits documents that will be provided to you on your Start Date.

Healthcare benefits are effective on your date of hire.

By accepting this contingent offer, you understand that Amplitude Inc. is an "at-will" employer. This means that employment with Amplitude is not for a specific term and can be terminated by you or Amplitude at any time, for any reason, with or without cause or notice. The Company retains the right to reassign, transfer and change the employee's job duties, benefits and compensation at any time with or without notice, and with or without cause, in its sole discretion. The at-will nature of your employment relationship shall remain unchanged during your tenure as an employee and may only be changed by the expressed written agreement that is signed by the Company's Chief Executive Officer.

201 Third Street, Suite200
San Francisco, CA 94103 www.amplitude.com

By signing this letter, you confirm with Amplitude that you are under no contractual or other legal obligations that would prohibit you from performing these duties to the Company. This offer of employment with the Company is contingent upon (a) our satisfactory completion of reference and background checks, (b) proof of your authorization to work in the United States (to be provided by you within three business days of your first day of employment), (c) your execution and delivery of the Confidential Information and Intellectual Property Assignment Agreement, and (d) your acknowledgement of receipt of the Employee Handbook. This offer of employment, and your continued employment with the Company, is contingent upon and shall be considered null and void if the proof required in (b) is not provided to Company within the time frame allotted herein or if your authorization to work in the United States expires and is not extended or renewed after you have commenced work with the Company. This letter is the full and complete agreement between you and the Company regarding our offer of employment to you and replaces any prior communication between you and the Company about your employment terms.

Thomas, we look forward to having you with us and are confident that you will become a valuable member of our team and that with your help, we will accomplish our mission of helping companies build better products.

If you accept the above described offer, please sign this letter, and keep a copy for your records. This offer is valid through May 16, 2022.

Sincerely,

/s/ Spenser Skates	May 9, 2022

Spenser Skates CEO

Agreed to and accepted by: /s/ Thomas Hansen Thomas Hansen	May 9, 2022